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American International Group, Inc., and Subsidiaries

Exhibit 99.1

Item 6.    Selected Financial Data

The following selected financial data reflects changes described in Item 8.01 of this Current Report on Form 8-K, and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and accompanying notes included elsewhere herein.

Years Ended December 31,
(in millions, except per share data)	2009(a)	2008(a)	2007(a)	2006(a)	2005(a)

Revenues(b):
Premiums and other considerations	$54,767	$66,460	$64,629	$60,940	$57,803
Net investment income	20,373	11,633	25,302	23,595	20,284
Net realized capital gains (losses)	(5,935)	(49,544)	(3,206)	(89)	455
Unrealized market valuation gains (losses) on AIGFP super senior credit default swap portfolio	1,418	(28,602)	(11,472)	-	-
Other income	11,500	(1,793)	13,801	9,540	11,966
Total revenues	82,123	(1,846)	89,054	93,986	90,508
Benefits, claims and expenses:
Policyholder benefits and claims incurred	52,798	53,515	53,409	49,692	53,200
Policy acquisition and other insurance expenses(c)	16,942	21,772	16,490	16,219	15,008
Interest expense(d)	15,184	16,892	4,751	3,657	2,572
Restructuring expenses and related asset impairment and other expenses	1,274	787	-	-	-
Net loss on sale of divested businesses	1,271	-	-	-	-
Other expenses(c)	9,516	10,490	8,475	6,128	7,044
Total benefits, claims and expenses	96,985	103,456	83,125	75,696	77,824
Income (loss) from continuing operations before income tax expense (benefit) and cumulative effect of change in accounting principles(b)(e)(f)	(14,862)	(105,302)	5,929	18,290	12,684
Income tax expense (benefit)(g)	(1,500)	(9,256)	521	5,394	3,484
Income (loss) from continuing operations before cumulative effect of change in accounting principles	(13,362)	(96,046)	5,408	12,896	9,200
Income (loss) from discontinued operations, net of tax	1,049	(4,341)	2,080	2,254	1,755
Net income (loss)	(12,313)	(100,387)	7,488	15,150	10,955
Net income (loss) attributable to AIG	(10,949)	(99,289)	6,200	14,048	10,477

Earnings per common share attributable to AIG:
Basic
Income (loss) from continuing operations before cumulative effect of change in accounting principles	(97.72)	(724.75)	32.50	91.08	67.80
Income (loss) from discontinued operations	7.24	(32.10)	15.48	16.39	12.89
Cumulative effect of change in accounting principles, net of tax	-	-	-	0.26	-
Net income (loss) attributable to AIG	(90.48)	(756.85)	47.98	107.73	80.69
Diluted
Income (loss) before cumulative effect of change in accounting principles	(97.72)	(724.75)	32.33	90.63	67.12
Income (loss) from discontinued operations	7.24	(32.10)	15.40	16.29	12.74
Cumulative effect of change in accounting principles, net of tax	-	-	-	0.26	-
Net income (loss) attributable to AIG	(90.48)	(756.85)	47.73	107.18	79.86
Dividends declared per common share	-	8.40	15.40	13.00	12.60

Year-end balance sheet data:
Total investments	601,165	636,912	829,468	767,812	665,166
Total assets	847,585	860,418	1,048,361	979,414	851,847
Commercial paper and other short-term debt(h)	4,739	15,718	13,114	13,028	9,208
Long-term debt(i)	136,733	177,485	162,935	135,650	100,641
Total AIG shareholders' equity	69,824	52,710	95,801	101,677	86,317
Total equity	$98,076	$60,805	$104,273	$107,037	$90,076

American International Group, Inc., and Subsidiaries

(a)
Certain reclassifications have been made to prior period amounts to conform to the current period presentation. See Note 1 to the Consolidated Financial Statements.

(b)
In 2009, 2008, 2007, 2006 and 2005, includes other-than-temporary impairment charges on investments of $7.3 billion, $45.0 billion, $4.3 billion, $892 million, and $565 million, respectively. Also 2009, 2008, 2007, 2006 and 2005 results include gains (losses) from hedging activities that did not qualify for hedge accounting treatment, including the related foreign exchange gains and losses, of $1.1 billion, $(3.6) billion, $(1.4) billion, $(1.9) billion, and $2.4 billion, respectively, in revenues and in income from continuing operations before income tax expense. These amounts result primarily from interest rate and foreign currency derivatives that are effective economic hedges of investments and borrowings.

(c)
Includes goodwill impairment charges of $81 million and $3.3 billion, respectively, in Policy acquisition and other insurance expenses and $612 million and $791 million, respectively, in Other expenses for 2009 and 2008.

(d)
In 2009 and 2008, includes $10.2 billion and $11.3 billion, respectively, of interest expense on the FRBNY Credit Facility which was comprised of $8.3 billion and $9.2 billion, respectively, of amortization on the prepaid commitment fee asset associated with the FRBNY Credit Facility and $1.9 billion and $2.1 billion, respectively, of accrued compounding interest.

(e)
Includes catastrophe-related losses of $53 million in 2009, $1.8 billion in 2008, $276 million in 2007 and $3.28 billion in 2005.

(f)
Reduced by fourth quarter charges of $2.3 billion in 2009 and $1.8 billion in 2005 related to the annual review of General Insurance loss and loss adjustment reserves. In 2006 and 2005, includes charges related to changes in estimates for asbestos and environmental reserves of $198 million and $873 million, respectively.

(g)
In 2008, includes a $20.1 billion valuation allowance to reduce AIG's deferred tax asset to an amount AIG believes is more likely than not to be realized, and a $4.8 billion deferred tax expense attributable to the potential sale of foreign businesses. In 2009, includes a $3.1 billion valuation allowance to reduce AIG's deferred tax asset to an amount AIG believes is more likely than not to be realized.

(h)
Includes borrowings of $2.7 billion and $2.0 billion for AIGFP (through Curzon Funding LLC, AIGFP's asset-backed commercial paper conduit) and AIG Funding, respectively, under the CPFF at December 31, 2009 and $6.8 billion, $6.6 billion and $1.7 billion for AIGFP (through Curzon Funding LLC), AIG Funding and ILFC, respectively, at December 31, 2008.

(i)
Includes that portion of long-term debt maturing in less than one year. See Note 14 to the Consolidated Financial Statements.

    See Note 1(y) to the Consolidated Financial Statements for effects of adopting new accounting standards.

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  Exhibit 99.1
  Item 6. Selected Financial Data